Exhibit 99.1
DONEGAL GROUP INC. ANNOUNCES FIRST QUARTER EARNINGS
Jeffrey D. Miller
Senior Vice President & Chief Financial Officer
Phone (717) 426-1931
Fax     (717) 426-7009
For Immediate Release
     MARIETTA, Pennsylvania, April 20, 2007 — Donegal Group Inc. (NASDAQ: DGICA and DGICB) today reported net income for the first quarter ended March 31, 2007.
     Increased claim activity attributable to harsh winter weather conditions in the Company’s operating areas adversely impacted the Company’s operating results, with net income for the first quarter of 2007 of $5,489,938, or $.21 per share on a diluted basis, compared to $9,130,187, or $.36 per share on a diluted basis, for the first quarter of 2006.
     Revenues for the first quarter of 2007 were $83,682,016, an increase of 3.0% over the year earlier period, with net premiums earned of $76,697,819, representing a 2.9% increase over the first quarter of 2006. Net premiums written in the first quarter of 2007 grew by 4.9% to $79,919,075 as a result of increases in both personal and commercial premium writings during the quarter. The net premiums written growth rate for the first quarter of 2007 benefited from the renewal of the Company’s 2007 reinsurance program at rates relatively comparable to its 2006 reinsurance rate levels in contrast to the increase in reinsurance costs in 2006 that slowed premium growth throughout the year.
     Net investment income increased to $5,504,059 for the first quarter of 2007, an increase of 10.4% over the $4,984,528 reported for the first quarter of 2006. Improvements in the short-term interest rate environment contributed to an increase in the Company’s average pre-tax investment yield compared to the year earlier period. The increased yield was partially offset by the Company’s continued investment in tax-exempt municipal bonds and slower growth in invested assets as a result of increased claim payment activity during the first quarter of 2007.
     The Company’s combined ratio was 98.4% for the first quarter of 2007, compared to 90.5% achieved for the first quarter of 2006. The Company’s loss ratio for the first quarter of 2007 was 66.0%, increasing significantly from the loss ratio of 58.1% posted for the first quarter of 2006, with the increase reflecting the previously noted increased weather-related claim activity in the 2007 quarter. The Company’s prior accident year reserve development in the first quarter of 2007 continued to show favorable trends comparable to those experienced in the first quarter of 2006. The Company’s expense ratio increased slightly to 32.1% for the first quarter of 2007, compared to 31.9% for the first quarter of 2006, attributable to modest increases within the Company’s expense base in order to support the Company’s long-term growth plans. Reductions in underwriting-based incentive costs in the first quarter of 2007 compared to the year earlier period partially offset these increases.
     “Although we are disappointed by the impact of winter weather on our first quarter results, we have not identified any loss trends that would indicate deterioration in the underlying quality of our book of business. We are pleased to report a solid increase in premium writings during the quarter. Considering the very competitive insurance market conditions, we are encouraged by increased quoting and issuance activity through our automated underwriting systems and are anticipating continued quality premium growth as the year progresses,” stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.
     The operating results for the first quarter of 2007 contributed to an increase in the Company’s book value to $12.93 per common share at March 31, 2007, compared to $12.70 per common share at December 31, 2006.
     The Company’s board of directors yesterday approved a quarterly cash dividend payable May 15, 2007 of $.09 per share of its Class A common stock and $.0775 per share of its Class B common stock to stockholders of record as of the close of business on May 1, 2007. These dividends represent percentage increases of 9.1% for the Company’s Class A common stock and 10.7% for the Company’s Class B common stock compared to the previous quarterly cash dividend.
     The Company will hold a conference call and webcast on Friday, April 20, 2007, beginning at 11:00 A.M. Eastern Time. You may participate in the conference call by calling 1-866-202-3048 (Passcode 47509835) or listen via Internet by accessing the “Earnings Release Webcast” link in the Investor Relations area of the Company’s web site at www.donegalgroup.com. An instant replay of the conference call will be available until April 27, 2007 by calling 1-888-286-8010 (Passcode 51446225).
     Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota).
     All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company’s reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
(Tables Follow)

Donegal Group Inc.
Financial Highlights
(unaudited)

	Quarter Months Ended March 31
	2007	2006
Net premiums earned	$76,697,819	$74,513,849
Investment income, net of investment expenses	5,504,059	4,984,528
Net realized investment gains	104,785	474,799
Total revenues	83,682,016	81,282,895

Net income	$5,489,938	$9,130,187

Net income per common share:
Basic	$0.22	$0.37
Diluted	$0.21	$0.36

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31
	2007	2006
Net premiums earned	$76,698	$74,514
Investment income, net of investment expenses	5,504	4,985
Net realized investment gains	105	475
Lease income	261	242
Installment payment fees	1,114	1,067

Total revenues	83,682	81,283

Net losses and loss expenses	50,595	43,289
Amortization of deferred policy acquisition costs	12,418	11,886
Other underwriting expenses	12,186	11,901
Other expenses	492	393
Policyholder dividends	248	372
Interest	709	644

Total expenses	76,648	68,485

Income before income tax expense	7,034	12,798
Income tax expense	1,545	3,668

Net income	$5,489	$9,130

Net income per common share:
Basic	$0.22	$0.37

Diluted	$0.21	$0.36

Supplementary Financial Analysts’ Data

Weighted average number of shares outstanding:
Basic	25,288,975	24,642,295

Diluted	25,693,000	25,334,265

Net written premiums	$79,919	$76,179

Book value per common share at end of period	$12.93	$11.62

Donegal Group Inc.
Consolidated Balance Sheets
(unaudited in 2007; in thousands)

	March 31,	December 31,
	2007	2006
ASSETS:
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$165,189	$169,178
Available for sale, at fair value	340,928	331,670
Equity securities, at fair value	43,616	40,542
Investments in affiliates	8,487	8,463
Short-term investments, at cost, which approximates fair value	34,263	41,485

Total investments	592,483	591,338
Cash	1,899	532
Premiums receivable	53,356	49,948
Reinsurance receivable	96,628	97,677
Accrued investment income	5,459	5,769
Deferred policy acquisition costs	25,172	24,739
Prepaid reinsurance premiums	46,824	44,377
Property and equipment, net	5,115	5,146
Deferred tax asset, net	8,966	9,086
Due from affiliate	262	—
Other assets	1,804	3,086

Total assets	$837,968	$831,698

Donegal Group Inc.
Consolidated Balance Sheets (continued)
(unaudited in 2007; in thousands)

	March 31,	December 31,
	2007	2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss expenses	$258,272	$259,022
Unearned premiums	202,572	196,903
Accrued expenses	9,788	12,754
Subordinated debentures	30,929	30,929
Due to affiliate	—	1,567
Other liabilities	9,431	9,721

Total liabilities	510,992	510,896

Stockholders’ equity:
Preferred stock	—	—
Class A common stock	199	198
Class B common stock	56	56
Additional paid-in capital	152,895	152,392
Accumulated other comprehensive income	5,372	5,061
Retained earnings	169,443	163,987
Treasury stock, at cost	(989)	(892)

Total stockholders’ equity	326,976	320,802

Total liabilities and stockholders’ equity	$837,968	$831,698